Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 9, 2016 with respect to the AccuShares Spot CBOE VIX Fund and AccuShares Trust I, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-194666) and related prospectus of AccuShares Trust I dated May 9, 2015.

/s/ Ernst & Young LLP

New York, New York

May 9, 2016